UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2004

INVESTNET, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-33097	87-0650263
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

900-789 West Pender Street, Vancouver, British Columbia	V6C 1H2
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (604) 685-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As used in this report, "we," "us," "our," "Company," or "IVNE" refers to Investnet, Inc., a Nevada corporation.

On October 12, 2004, we signed a definitive agreement (the "Agreement") to acquire all of the issued and outstanding stock of Champion Agents Limited, a British Virgin Islands corporation ("CAL"). The parties to the Agreement are Champion Agent Limited, Jiang Jin Biao, and the Company. A copy of the Agreement is attached as an exhibit to this current report on Form 8-K.

Upon closing under the Agreement, we will be obligated to issue shares of our common stock having a market value of $600,000, to Jiang Jin Biao, the sole shareholder of CAL, or his designees, in exchange for all of the issued and outstanding common stock of CAL. Following completion of the transaction, CAL will be our wholly-owned subsidiary.

For purposes of determining the number of shares we are required to issue in the share exchange, the market value of our shares will be determined by the arithmetical average of the five (5) days of closing share prices prior to Closing Date.

The closing of the transaction is contingent upon satisfaction of certain conditions precedent and upon completion of all required due diligence, and is currently expected to occur on or before 90 days after the signing of the Agreement.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of DSI which are required to be filed as part of this Current Report on Form 8-K are not currently available. Such financial statements shall be filed by amendment to this report on Form 8-K.

(b) Pro Forma Financial Information.

The pro forma consolidated financial information regarding the Company and DSI which is required to be filed as part of this Current Report on Form 8-K is not currently available. Such financial information shall be filed by amendment to this report on Form 8-K.

(c) Exhibits.

The Definitive Purchase Agreement signed between the Company and Champion Agents Limited on October 12, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVESTNET, INC.
(Registrant)

Date: October 15, 2004

By: /s/ Terence Ho, Chief Financial Officer